Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

Eversource Energy Reports Second Quarter Results

(HARTFORD, Conn. and BOSTON, Mass. – July 28, 2022) Eversource Energy (NYSE: ES) today reported earnings of $291.9 million, or $0.84 per share, in the second quarter of 2022, compared with earnings of $264.5 million, or $0.77 per share, in the second quarter of 2021. In the first half of 2022, Eversource Energy reported earnings of $735.3 million, or $2.13 per share, compared with earnings of $630.7 million, or $1.83 per share, in the first half of 2021.

Results for both years include transaction and transition charges primarily related to the October 2020 acquisition of the assets of Columbia Gas of Massachusetts. Those after-tax charges totaled $5.5 million in the second quarter of 2022 and $10.8 million in the first half of 2022, compared with $6.8 million in the second quarter of 2021 and $13 million in the first half of 2021. Results in the first half of 2021 also included a pre-tax charge of $28.6 million related to Connecticut regulators’ assessment of the performance of The Connecticut Light and Power Company (CL&P) following the catastrophic damage from Tropical Storm Isaias in August 2020. Absent those charges, Eversource earned $297.4 million1 or $0.86 per share,1 in the second quarter of 2022 and $746.1 million1, or $2.16 per share1 in the first half of 2022, compared with earnings of $269.9 million1, or $0.79 per share1, in the second quarter of 2021 and $666.3 million1, or $1.94 per share1, in the first half of 2021.

Eversource Energy also today narrowed its 2022 earnings per share (EPS) projection to between $4.04 to $4.14 per share, excluding transaction and transition charges, compared with a previous range of $4.00 to $4.17 per share. Eversource Energy also today reaffirmed its long-term EPS growth rate from its existing core regulated businesses in the upper half of 5-7 percent, using the $3.86 per share1 earned in 2021 as a base.

“We had a strong first half of 2022, both operationally and financially,” said Joe Nolan, Eversource president and chief executive officer. “We are delivering the safe, reliable and efficient electric, natural gas and water service our 4.4 million customers expect and advancing the clean energy strategies that support the long-term decarbonization goals of the states and communities we serve.”

Electric Transmission

Eversource Energy’s transmission segment earned $151.5 million in the second quarter of 2022 and $300 million in the first half of 2022, compared with earnings of $137.6 million in the second quarter of 2021 and $273 million in the first half of 2021. Transmission segment results improved due to a higher level of investment in Eversource’s electric transmission system.

Electric Distribution

Eversource Energy’s electric distribution segment earned $129 million in the second quarter of 2022 and $269.9 million in the first half of 2022, compared with earnings of $120.2 million1 in the second quarter of 2021 and $237.5 million1 in the first half of 2021, excluding the CL&P charge noted above. Improved second-quarter and first-half results were due to higher revenues and lower pension-related costs, partially offset by higher depreciation, property taxes, interest expense and other employee-related costs.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $7.7 million in the second quarter of 2022 and $171.7 million in the first half of 2022, compared with earnings of $4.1 million in the second quarter of 2021 and $151.6 million in the first half of 2021. Improved second-quarter and first-half results were primarily the result of higher revenues, offset by higher operation and maintenance (O&M) costs and property tax, interest and depreciation expense.

Water Distribution

Eversource Energy’s water segment earned $9 million in the second quarter of 2022 and $12.7 million in the first half of 2022, approximately the same as earnings of $8.9 million in the second quarter of 2021 and $12.6 million in the first half of 2021.

Eversource Parent and Other Companies

Eversource Energy parent and other companies earned $0.2 million1 in the second quarter of 2022 and lost $8.2 million1 in the first half of 2022, excluding the charges noted earlier, compared with losses of $0.9 million1 in the second quarter of 2021 and $8.4 million1 in the first half of 2021. Improved second-quarter results primarily reflect gains on investments in a clean energy fund, partially offset by higher interest costs.

The following table reconciles 2022 and 2021 second quarter and first half earnings per share:

		Second Quarter	First Six Months
2021	Reported EPS	$0.77	$1.83
	Higher electric transmission earnings in 2022	0.04	0.08
	Higher natural gas revenues in 2022, partially offset by higher O&M, property tax expense, interest and depreciation	0.01	0.05
	Higher electric distribution revenues in 2022, partially offset by higher O&M, depreciation, property taxes and interest expense	0.02	0.09
	Absence of storm-related charge in 2022	--	0.07
	Lower charges related to transactions in 2022	--	0.01
2022	Reported EPS	$0.84	$2.13

Financial results by segment for the second quarter and first six months of 2022 and 2021 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2022	June 30, 2021	Increase/ (Decrease)	2022 EPS[1]
Electric Transmission	$151.5	$137.6	$13.9	$0.44
Electric Distribution[1]	129.0	120.2	8.8	0.37
Natural Gas Distribution	7.7	4.1	3.6	0.02
Water Distribution	9.0	8.9	0.1	0.03
Eversource Parent and Other Companies[1]	0.2	(0.9)	1.1	0.00
Transaction and transition costs	(5.5)	(5.4)	(0.1)	(0.02)
Reported Earnings	$291.9	$264.5	$27.4	$0.84

Six months ended:

(in millions, except EPS)	June 30, 2022	June 30, 2021	Increase	2022 EPS[1]
Electric Transmission	$300.0	$273.0	$27.0	$0.87
Electric Distribution[1]	269.9	237.5	32.4	0.78
Natural Gas Distribution	171.7	151.6	20.1	0.49
Water Distribution	12.7	12.6	0.1	0.04
Eversource Parent and Other Companies[1]	(8.2)	(8.4)	0.2	(0.02)
Transaction and transition costs and CT storm charge	(10.8)	(35.6)	24.8	(0.03)
Reported Earnings	$735.3	$630.7	$104.6	$2.13

Eversource Energy has approximately 346.5 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note: Eversource Energy will webcast a conference call with senior management on July 29, 2022, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole. EPS by business is a financial measure not recognized under generally accepted accounting principles (non-GAAP) that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. Earnings discussions also include non-GAAP financial measures referencing 2022 and 2021 earnings and EPS excluding certain transaction and transition costs, and our 2021 earnings and EPS excluding charges at CL&P related to an October 2021 settlement agreement that included credits to customers and funding of various customer assistance initiatives and a 2021 storm performance penalty imposed on CL&P by the PURA. Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain 2022 and 2021 results without including these items. This information is among the primary indicators management uses as a basis for evaluating performance and planning and forecasting of future periods. Management believes the impacts of transaction and transition costs, the CL&P October 2021 settlement agreement, and the 2021 storm performance penalty imposed on CL&P by the PURA, are not indicative of Eversource Energy’s ongoing costs and performance.  Due to the nature and significance of the effect of these items on net income attributable to common shareholders and EPS, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business. These non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s reported net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; the negative impacts of the novel coronavirus (COVID-19) pandemic, including any new or emerging variants, on our customers, vendors, employees, regulators, and operations; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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